Amendment to Agreement and Plan of Merger by and among YDI Wireless,
                 Stun Acquisition Corporation and Phazar Corp.


Agreement and Plan of Merger, by and among the undersigned parties, dated October 30, 2003 is hereby amended as follows:

1) Company hereby consents to the Parent's acquisitions of Terabeam Corporation and Karlnet, Inc.

2)   April 1, 2004 date in paragraph 7.1(e) is changed to November 30, 2004.

3) Paragraph 4.1(h) is changed to read: Issue, deliver, sell, or pledge or authorize or propose the issuance, delivery, sale, or pledge of any shares of its capital stock of any class or securities convertible or exchangeable into or exercisable for, or subscriptions, rights, warrants, or options to acquire, or enter into other agreements or commitments of any character obligating it to issue, any such shares or other securities, other than the issuance of (i) shares of Company Common Stock pursuant to the exercise of Company stock options outstanding as of the date of this Agreement, (ii) options to purchase shares of Company Common Stock granted to new employees in the ordinary course of business consistent with past practice, (iii) shares of Company Common Stock issuable upon the exercise of the options referred to in clause (ii); and (iv) to Board and audit committee members for attending meetings in amounts consistent with past practice and in the aggregate not to exceed 12,000 shares.

4) If the Merger does not close by November 30, 2004 due to Parent acquiring another company, delays associated with additional disclosure with the Securities and Exchange Commission due to such additional acquisition(s), or additional delays after the date of this Amendment due to the transaction with Terabeam Corp., then Parent will immediately pay Company $350,000.

5) Company may withdraw from the Agreement without payment of a termination fee if:

     a) The pro forma balance sheet prepared by Parent upon consummation of the Terabeam transaction does not reflect a book value of at least $1.75;
     b) The pro forma financials reflecting the Terabeam transaction filed with the Securities and Exchange Commission pursuant to Form 8-K by Parent does not reflect a book value of at least $1.75 per share. In the event that the transaction between Parent and Company is positioned to close prior to the filing of Parent's Form 8-K reflecting the Terabeam transaction, Parent will allow and assist Company and Company's financial advisors access to Parent's financial information solely for the purpose of confirming that Parent's book value is at least $1.75 per share; or
     c) The revised Fairness Opinion of the transaction currently being obtained by Company reflects that the 1.2 exchange ratio following the Parent's Terabeam acquisition is no longer fair to Company shareholders.


6) Section 4.2 of the Agreement is amended by adding the following paragraph at the end thereof:

          Notwithstanding any other provision of this Agreement to the contrary, Parent may acquire other companies, businesses, or product lines and issue securities or pay cash or incur indebtedness in connection therewith and engage in any and all related transactions so long as the financial statements related to such companies, businesses, or product lines are not required to be included in the Registration Statement on Form S-4 referred to in Section 5.1 of this Agreement.

All other terms and conditions remain unchanged.

This Amendment is effective June 2, 2004.


[Seal]                                         YDI WIRELESS, INC.


                                               By:      /s/ Robert E. Fitzgerald
                                                        ------------------------

                                               Name:    Robert E. Fitzgerald
                                                        ------------------------
                                                        Chief Executive Officer


[Seal]                                         PHAZAR CORP.


                                               By:      /s/ Gary W. Havener
                                                        ------------------------

                                               Name:    Gary W. Havener
                                                        ------------------------
                                                        President


[Seal]                                         STUN ACQUISITION CORPORATION


                                               By:      /s/ Robert E. Fitzgerald
                                                        ------------------------

                                               Name:    Robert E. Fitzgerald
                                                        ------------------------
                                                        Chief Executive Officer